EXHIBIT 99.1

Watershed Improvement Act Introduced in Pennsylvania Senate

Environmental Resources and Energy Committee

April 20, 2015. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of comprehensive livestock waste treatment technology, announced that Pennsylvania Senate Bill 724, the Watershed Improvement Act, was recently introduced in the PA Senate Environmental Resources and Energy Committee. The legislation is focused on reducing the cost to Pennsylvania’s tax and ratepayers to comply with the state’s Chesapeake Bay pollution mandates.

If adopted, SB 724 will enable Pennsylvania’s public authorities to procure low-cost verified nutrient reduction credits from all sources, including manure treatment technologies such as Bion’s.  The bill would establish a competitively bid program to be administered by the Department of Environmental Protection (DEP) and the Pennsylvania Infrastructure Investment Authority (PENNVEST). The program would acquire verified credits on behalf of and up to the extent of the commitment of public authorities based on cost and the value of local environmental benefits, which is consistent with how the state presently procures the bulk of its goods and services.

All credits would have to be verified through a DEP-approved verification plan. Verification would be determined either by an approved verification plan including onsite monitoring and measurement, or through the application of an ‘uncertainty factor’ to approved Best Management Practices that are based on historical models and subject to a wide range of variables. The Kreider Farms Dairy-Bion system, which was financed by PENNVEST, has a DEP-approved verification plan in place that is supported by its onsite monitoring and testing capability, as would future Bion projects.

The Watershed Improvement Act, sponsored by Senator Elder Vogel (R-47), is supported by major state and national livestock production stakeholders. Livestock waste cleanup represents a large, virtually untapped source of nutrient reductions that can dramatically reduce costs while accelerating compliance with the Pennsylvania’s Chesapeake Bay mandates. In a bipartisan 2013 report, Pennsylvania’s Legislative Budget and Finance Committee projected annual savings up to $1.5 billion (80 percent) in Bay compliance costs by 2025, if the state adopts a competitive bidding program to procure verified nutrient reductions.

The Chesapeake Bay TMDL (total maximum daily load) requires substantial reductions in nitrogen, phosphorus and sediment from the six Bay states and Washington, D.C. Pennsylvania missed its 2013 nitrogen reduction target by 2 million pounds and is projected to miss 2017’s targets by at least 5 to 10 million pounds. A Special Report, recently issued by the Pennsylvania Auditor General, highlighted the economic consequences of EPA-imposed sanctions if the state fails to meet the 2017 TMDL targets, as well as the need to support using low-cost solutions and technologies as alternatives to higher-cost public infrastructure projects, where possible.

Craig Scott, Bion’s director of communications, stated, “We applaud Senator Vogel for his commitment to both a healthy Bay and Pennsylvania’s tax- and rate-payers. SB 724 offers an affordable path to meet the state’s Bay mandates, especially with looming requirements in the stormwater sector. It will be substantially less expensive and more effective to remove nitrogen and phosphorus from livestock waste at the farm, while it is still concentrated, than it will be to clean it up through stormwater remediation. We look forward to working with DEP and PENNVEST on Kreider Phase 2, as well as other projects in the state.”

Bion's proven and patented technology platform provides verifiable comprehensive environmental treatment of livestock waste and recovers renewable energy and valuable nutrients from the waste stream. For more information, visit www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Director of Communications

303-843-6191 direct